UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nationwide Financial Services, Inc.

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TO:	All Nationwide Associates
FROM:	Jerry Jurgensen
RE:	The financial crisis

Our country is facing one of the most sobering financial downturns in recent history. Yesterday, the House rejected legislation that was designed to stabilize the financial markets. The jittery markets fell sharply on the news, dropping nearly 7 percent. The markets have rebounded somewhat so far today, demonstrating the continued volatility that can be expected until there is some resolution to the ongoing crises. Yesterday’s market drop is evidence of just how serious this situation is and how badly we need to restore liquidity to the credit markets.

Like everyone else, Nationwide is not immune to what’s happening in the markets. We have a diverse investment portfolio of approximately $65 billion. We have always been a diligent risk manager, investing assets in diverse industries, different markets around the globe, and various types of securities. The downside of that diversification is that we have investments in many of the institutions that have faced difficulty in recent weeks. The upside is that we did not have large investments in each issuer. We always anticipate that some investments will not perform up to expectations, but our investment returns this year will undoubtedly be affected even more than expected by these truly unusual market events. The results will negatively impact our profitability, just as the crisis is affecting businesses — and consumers — from Main Street shops to Wall Street firms. While this situation developed on Wall Street, it will negatively impact small businesses and consumers if not resolved.

We have made significant progress in the last few years to improve our financial condition, which can provide protection in times like these. Having entered this crisis from a strong financial position, we have the capital we need to continue to keep our promises to customers without hesitation and to continue moving toward completion of the transaction with Nationwide Financial. We also are continuously monitoring and fulfilling the cash-flow needs of our businesses so they can continue to serve their customers. We have the right leadership in place to navigate us through this crisis.

Events are moving rapidly. It’s no exaggeration that today’s market news becomes history before the sun sets. Market turmoil is a reflection of investor and consumer anxiety, and helping affected institutions manage troubled assets and resume business will serve to calm fears. We are monitoring developments as they occur and we are disappointed in the House’s failure to pass legislation yesterday. Through our Washington, D.C. government relations staff, we have been advocating for swift and effective action by policymakers. We will continue to support prompt Congressional action that will bring liquidity to credit markets.

In the meantime, I appreciate your commitment to deliver On Your Side service to our customers and business partners. Be assured that we will keep our promises to them and we will continue to advocate for solutions to this financial crisis. In these turbulent times, our customers should not worry about the financial position of their insurer. Thank you for your dedication and hard work to keep us strong for the future.

ADDITIONAL INFORMATION

In connection with the proposed transaction between Nationwide Financial Services, Inc. (NFS) and Nationwide Mutual, NFS has filed a preliminary proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire definitive proxy statement when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett - Vice President, Investor Relations, Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.